UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2026

1606 Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-56467	86-1497346
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2425 E. Camelback Rd Suite 150 Phoenix, AZ 85016
(Address of principal executive offices, including zip code)

(602) 481-1544
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2026, 1606 Corp., a Nevada corporation (the “Company”), and Sim Agro Inc., a Texas corporation (“Sim Agro”), entered into an Agreement and Plan of Stock Exchange (the “Agreement”), pursuant to which the Company will acquire a majority interest in Sim Agro through a strategic stock exchange transaction. The transaction has not yet closed.

Pursuant to the Agreement, at closing (the “Closing”), Sim Agro will issue to the Company newly issued shares of Sim Agro capital stock constituting fifty-one percent (51%) of Sim Agro’s issued and outstanding capital stock on a fully-diluted basis immediately following such issuance (the “New Shares”). In exchange, the Company will issue to Karthik Raghavan, the sole stockholder of Sim Agro, one hundred fifty million (150,000,000) shares of the Company’s common stock at Closing (the “Closing Shares”) and one hundred million (100,000,000) additional shares of the Company’s common stock on January 1, 2027 (the “Deferred Equity Shares,” and together with the Closing Shares, the “Holder Consideration Shares”). The Company has the right, but not the obligation, to satisfy its obligation to issue the Deferred Equity Shares by paying $2,100,000 in cash in lieu thereof, subject to the conditions set forth in the Agreement.

Following the Closing, the Company will have the right, for a period of thirty-six (36) months, to acquire additional newly issued shares of Sim Agro capital stock sufficient to increase its ownership to up to eighty-one percent (81%) on a fully-diluted basis, in exchange for additional shares of the Company’s common stock based on the same valuation ratio used in the initial stock exchange. In connection with the Closing, the Company has agreed to assume an outstanding trade payable obligation of approximately $2,324,033 owed by Sim Agro to ENMAS EPC Power Projects Limited in connection with certain power plant assets. The assumed debt will be restructured at Closing through: (i) the issuance by the Company of a promissory note to ENMAS in the principal amount of $422,322, bearing interest at 10% per annum and maturing eighteen (18) months after the Closing Date; and (ii) the issuance of twenty-five million (25,000,000) shares of the Company’s common stock to ENMAS.

The Closing is subject to customary conditions, including: (i) receipt of applicable stockholder approvals from Sim Agro’s stockholders; (ii) FINRA approval of the corporate action with respect to the issuance of shares of the Company’s common stock pursuant to the Agreement; (iii) the absence of any governmental order prohibiting the transaction; (iv) the absence of a material adverse effect on either party; and (v) delivery of closing deliverables by each party. The Agreement may be terminated by either party if the Closing has not occurred within one hundred twenty (120) days of the Agreement date, among other termination events. The Closing Shares issued to Mr. Raghavan will be subject to a six-month voluntary lock-up period following the Closing Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 4, 2026, the Company filed a press release which announced the Agreement.

The furnishing of the press release is not an admission as to the materiality of any information therein. The information contained in the press release is summary information that is intended to be considered in the context of more complete information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

The information in this Item 7.01 of this Current Report on Form 8-K and the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the press release shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Stock Exchange dated May 2, 2026 with Sim Agro Inc.
99.1	Press Release dated May 4, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1606 Corp.

Date: May 4, 2026	By:	/s/ Austen Lambrecht
Austen Lambrecht, Chief Executive Officer

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